Exhibit 99.r(3)

SECURITY CAPITAL RESEARCH &

MANAGEMENT INCORPORATED

COMPLIANCE PROGRAM FOR INVESTMENT ADVISER

RULE 206(4)-7 under the Investment Advisers Act of 1940

As of December 31, 2010

IV.	Compliance Policy and Procedures
1.	Code of Ethics, Gifts and Entertainment

Security Capital Research & Management Incorporated (“SC-R&M”)

Compliance Policy

Regulatory Category: Code of Ethics, Gifts and Entertainment

Issue:

•      Registered Investment Advisers are required to adopt a Code of Ethics.

•      The Code of Ethics should outline the investment restrictions imposed on employees in order to prevent fraudulent or manipulative activities, in particular regarding investments owned in client accounts.

•      Guidelines should be in place regarding the gifts, gratuities, and other payments that SC-R&M employees are allowed to accept or give in order to prevent any actual or perceived conflicts of interest.

•      SC-R&M has implemented a Code of Ethics based upon the Code of Conduct adopted by JPMorgan Chase & Co. and the applicable rules. Compliance with these policies is actively monitored and enforced by the Compliance Department and senior management.

Applicable Regulations:

•      Investment Advisers Act of 1940: Section 204A, Rule 204A-1; Section 206, Rule 206(4)-7

Summary of Regulatory Requirements:

1.     Advisers Act Rule 204A-1 requires an adviser to adopt a Code of Ethics that establishes standards of conduct that are expected of the adviser’s supervised persons and reflects the adviser’s fiduciary duties.

2.     Every investment adviser must establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information.

3.     Written procedures must be put in place that are reasonably designed to prevent violations of the adviser’s Code of Ethics.

4.     A written report that describes any issues relating to the Code of Ethics, violations of the Code of Ethics, any sanctions imposed and a certification that procedures have been adopted must be provided to the relevant Mutual Fund Board at least annually.

5.     Management must identify and notify all “Access Persons” of their reporting obligations. SC-R&M has two classifications of Access Persons. An Access One Person is any director, officer, general partner or advisory person of the investment adviser who, with respect to any fund or other client, makes any investment recommendation, participates in the determination of which investment recommendation will be made, or whose principal function or duties relate to the determination of which investment recommendation will be made, or who, in connection with his or her duties, obtains any information concerning investment recommendations being made by the investment adviser to any fund or other client. All other SC-R&M Access Persons are classified as Access Two.

6.     Access Persons are required to report: a) initial holdings no later than ten days after a person becomes an Access Person (the statements submitted must be dated no more than 45 days before becoming an Access Person); b) quarterly transactions no later than 30 days after the end of the calendar quarter; and c) annual holdings, no later than 30 days after the end of the annual period.

7.     Procedures must be implemented for an adviser to review the required reports submitted by Access Persons.

8.     Recordkeeping requirements include retaining a: a) copy of the Code of Ethics; b) record of any violations of the Code of Ethics and any action taken in response to any such violation; c) copy of each report made by Access Persons as required; d) record of all persons required to make reports. All records must be maintained for a minimum of five years.

9.     Specific rules regarding gifts and entertainment are not addressed under Rule 204A-1, but when adopting a written Code of Ethics, the Code should address potential conflicts of interest arising as a result of gifts, entertainment, political contributions or charitable contributions.

Activities Conducted by SC-R&M to Satisfy Regulatory Requirements:

•      SC-R&M has implemented a Code of Ethics based upon the Code of Conduct adopted by JPMorgan Chase & Co. and the applicable Regulatory rules. Compliance with these policies is actively monitored and enforced by the Compliance Department and senior management.

•      All employees are required to complete quarterly acknowledgements that they have received, read, understood and complied with the requirements of the SC-R&M Code of Ethics.

Personal Securities Transaction Requirements:

•      SC-R&M personnel are subject to the following procedures regarding their personal investments:

a.     U.S. based employees have pre-clearance requirements for trades in all securities, with a few exceptions (e.g., Direct Obligations of the U.S. Government , Money Market Instruments/ Funds,Third-party Funds);

b.     U.S. based employees who are involved in the investment process or have material non-public information about non-money market funds offered in the JPMorgan Chase & Co. 401(k) plan or deferred compensation plan must pre-clear transactions in those funds;

c.     U.S. based employees have a designated broker requirement;

d.     generally, purchases of initial public offering (new issues) are prohibited;

e.     for all employee and employee associated accounts, there is a minimum investment holding period of 60 days for all securities, including proprietary and third party funds, with the exception of money market type funds;

f.      U.S. based employees are encouraged to hold non-money market type instruments in their 401(k) plan for at least 60 days, If the position is sold within the 60 day holding period, there is a 60 day waiting period before the employee can re-purchase;

g.     all private placement purchases and sales require pre-clearance;

h.     employees are subject to blackout periods protocol and may execute personal trades in a Reportable Security only if:

i.	There are no material open orders on the trading desk in such Reportable Security
ii.	There has been no proprietary research distributed by IM or its affiliates in which a buy or sell recommendation was issued in such Reportable Security during the previous three business days
iii.	The Reportable Security is not restricted for Client purchase;
iv.	Client account executions at any time during the preceding five business days, do not represent a significant percentage of the market trading volume in a Reportable Security.

i.      transactions in short sales, options, rights, warrants, or other short-term securities are restricted; and

j.      All Access Person have disclosure requirements.

•      Increased analysis and oversight is conducted of investment professionals’ personal securities transactions and holdings, including the review of personal transactions in comparison to client account activity for a period of five days before and after trade date.

•      SC-R&M personnel must complete and submit initial holdings reports and quarterly transaction information. Additionally, certain employees involved in the investment management process must submit an annual statement of holdings.

•      Periodic attestation of compliance with the Code of Ethics for Access Persons is obtained.

•      SC-R&M maintains related records that are available to the U.S. Securities and Exchange Commission (“SEC”) at any time and from time to time for periodic, special or other examinations.

•      The Compliance Department monitors the submission and review of pre-approval forms for all securities transactions by all employees as evidenced on broker confirmations and statements.

•      Upon discovering a violation of the Code of Ethics, SC-R&M may impose such sanctions as it deems appropriate based on established escalation policies.

•      The Compliance Department and management determine sanctions to be imposed when violations of the procedures have been identified, including suspension of personal trading privileges or termination of employment.

•      The Compliance Department is responsible for updating and communicating updates to the Code of Ethics.

•      Training sessions addressing the requirements of the Code of Ethics are developed and provided to new employees and periodically given to existing employees.

•      All SC-R&M personnel are required to participate in annual Code of Conduct training.

•      The Compliance Department provides periodic reports to various internal risk committees and relevant Boards regarding compliance with the Code of Ethics.

•      The Compliance Department maintains a list of Access Persons, and works closely with the business groups to identify new professionals and professionals who are no longer employed.

Business-Related Gifts and Entertainment

•      While generally discouraged, SC-R&M personnel may accept gifts on infrequent occasions where the gift is:

a.     not over U.S. $100 in value;

b.     given on an occasion when gifts are customary (e.g., birthday, major holiday, promotion, retirement);

c.     not solicited or received in the context of providing good service; and

d.     not cash or cash equivalents.

•      The receipt of gifts over U.S. $100 in value must be documented in writing and approval must be obtained from a member of the Executive Committee, Compliance Department and the Office of the Secretary.

•      SC-R&M personnel may provide entertainment to clients where not prohibited by law, if the purpose is business related, the level of expense is reasonable and customary, the SC-R&M host is present and the frequency of entertainment to any one client is not excessive.

•      Subject to limited exceptions, SC-R&M personnel are not permitted to give gifts to clients. Exceptions include, promotional items bearing a JPM logo, business related books given on infrequent occasions and gifts given in connection with certain sales campaigns that do not exceed U.S. $50 in value.

•      Employees or “associated” persons, as defined in the Code of Ethics, are not prohibited from obtaining goods or services from companies that may have relationships with SC-R&M, provided the goods and services are not being provided in a preferential manner.

•      Restrictions exist on providing gifts or business entertainment involving government agencies and officials. Gifts or entertainment to U.S. and non U.S. government officials must be pre-approved by the Compliance Department.

•      SC-R&M employees’ travel and lodging expenses related to entertainment provided by outside parties must be paid by SC-R&M, unless they have been approved in writing prior to the occurrence by a member of the Executive Committee.

•      All gifts and entertainment given to or received by employees of SC-R&M are reviewed by managers and recorded via the Gift, Entertainment and Political Contributions Database.

•      Training sessions addressing the requirements relating to gifts and entertainment are developed for new employees and periodically given to existing employees.

Political and Charitable Contributions

•      SC-R&M employees can make personal political contributions from personal funds. All personal political contributions must be pre-approved by the Compliance Department via the Gift, Entertainment and Political Contributions Database.Additional restrictions apply when a contribution is requested for a candidate that is in a position to hire or fire the firm. An employee cannot be reimbursed or otherwise compensated by JPMorgan Chase & Co. for any such contribution.

•      All requests for JPMorgan Chase & Co.’s support of politically related causes must be pre-approved by the Government Relations Department. In addition, all requests for JPMorgan Chase & Co. to support charitable causes by making a of U.S. $500 or greater must be pre-approved by the Global Corporate Philanthropy Group.

Document Retention

•      SC-R&M will maintain documents related to the Code of Ethics in an easily accessible place for seven years, with the first two years on-site.

Areas of Responsibility

•      Legal and Compliance Departments

•      Business Groups

•      Office of the Secretary

Applicable Policies

•      Books and Records

•      Security Capital Research & Management Code of Ethics

•      JPMorgan Chase & Co. Code of Conduct

•      JPMC Anti-Corruption Policy

•      Conflicts of Interest Policy for Investment Management Americas